Joint Filing Agreement

In accordance with Rule 13d-1(k)(1)  under the Securities Exchange Act of 1934,  as amended,  the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated March 27, 2009 (including amendments thereto) with respect to the Common Stock of Youbet.com, Inc.  Each of the persons named below is responsible for the timely filing of such Schedule 13D (including amendments thereto),  and for the completeness and accuracy of the information concerning such person contained therein;  but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing,  unless such person knows or has reason to believe that such information is inaccurate.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: March 27, 2009

NEW WORLD OPPORTUNITY PARTNERS I, L.P.
By: New World Venture Advisors, LLC
Its: General Partner

By:	/s/ Jay R. Pritzker
Name:	Jay R. Pritzker
Title:	Manager

NEW WORLD VENTURE ADVISORS, LLC

By:	/s/ Jay R. Pritzker
Name:	Jay R. Pritzker

Title:	Manager

/s/ Jay R. Pritzker
JAY R. PRITZKER